Exhibit 10.27.3.2

Amended and Restated Loan Modification

This Amended and Restated Loan Modification is executed this 21st day of July, 2010, to be effective on the 30th day of June, 2009 (the “Effective Date”) by and among ARTIC MANAGEMENT CORPORATION, a corporation incorporated under the laws of Panama (“Artic”), the address for which, for purposes hereof, is Attn: Matthias Eckenstein Solothurnerstrasse 94, CH-4008, Basel, Switzerland, Prime Offshore L.L.C., a Delaware limited liability company (the “Borrower”) and PrimeEnergy Corporation, a Delaware corporation, and amends and restates in its entirety that certain Loan Modification dated to be effective on the Effective Date by and among parties hereto.

1.	Artic has executed the SUBORDINATION OF LIENS AND SECURITY INTEREST effective on the 30th day of June, 2009 for the benefit of GUARANTY BANK, FSB, a federal savings bank (“Guaranty Bank”), as Agent.

2.	As of the Effective Date, the Borrower has debt of $9,500,000 due to Guaranty Bank and agrees it will not increase such debt without the approval of Artic or until the loan by Artic to the Borrower (the “Artic loan”) is paid in full.

3.	PrimeEnergy Corporation agrees that (i), only after its senior secured revolving line of credit and letter of credit facility is paid in full and terminated, it is obligated to pay the Artic loan in full (ii) it will not secure debt in excess of $112 million dollars under such senior credit facility without the approval of Artic or until the Artic loan is paid in full and (iii) if by the last day of each calendar year on which shares of the common stock of PrimeEnergy Corporation may be traded on the exchange on which shares of the common stock of PrimeEnergy Corporation are then listed, commencing with December 30, 2011, the Artic loan has not been paid in full and the commitment of Artic to make further advances to the Borrower terminated, as additional consideration for the Artic loan, PrimeEnergy Corporation will, on or as soon as practicable after each such date, issue to Artic a number of shares (rounded upward, if necessary, to avoid the issuance of any fractional share) of its common stock equal to the quotient of (a) five percent (5%) of the principal balance of the Artic loan at each relevant date divided by (b) the closing price for shares of the common stock of PrimeEnergy Corporation at each such date on the exchange on which shares of the common stock of PrimeEnergy Corporation are then listed.

4.	PrimeEnergy Corporation and the Borrower agree that the Artic loan is immediately due and payable by the Borrower if there is a change in control or management of PrimeEnergy Corporation, but shall remain subject to the Intercreditor and Subordination Agreement dated effective March 31, 2008 by and among Guaranty Bank, as Agent, Artic and the Borrower.

5.	PrimeEnergy Corporation will provide to Artic a monthly statement of its outstanding debt.

6.	The Artic loan maturity date is extended to November 1, 2014.

This Amended and Restated Loan Modification is to be governed by the laws of the State of New York.

ARTIC MANAGEMENT CORPORATION

By:
Matthias Eckenstein
President

PRIME OFFSHORE L.L.C.

By:
Beverly A. Cummings
Chief Executive Officer

PRIMEENERGY CORPORATION

By:
Charles E. Drimal, Jr.
Chief Executive Officer